Exhibit 7.4



          EXECUTION VERSION


                                SHAREHOLDERS AGREEMENT


               AGREEMENT, dated as of January 16, 1998 by and among CHECKMATE ELECTRONICS INC., a Georgia corporation ("Checkmate"), IVI CHECKMATE CORP., a Delaware corporation ("Parent"), and the other parties signatory hereto, the names and addresses of which are set forth on Schedule I hereto (each, a "Shareholder"). Capitalized terms used but not defined herein shall have the meanings set forth in the Combination Agreement, dated the date hereof (as such agreement may be amended from time to time, the "Combination Agreement") by and among Checkmate, Parent, International Verifact Inc., a Canadian corporation ("IVI"), and Checkmate Merger Corporation, a Georgia corporation and a wholly owned subsidiary of Parent ("Merger Sub").

               WHEREAS, the Boards of Directors of IVI and Checkmate have each determined that it is advisable and in the best interests of their respective shareholders to carry out the transactions contemplated by the Combination Agreement upon the terms and subject to the conditions set forth therein;

               WHEREAS, in furtherance of such transactions, the Board of Directors of IVI has approved the reorganization of the capital of IVI whereby each of the issued and outstanding common shares in the capital of IVI (the "IVI Common Shares") will be exchanged, at the holder's election, for either one (the "IVI Exchange Ratio") share of common stock, $.01 par value of Parent (the "Parent Common Stock"), or one Exchangeable Share (as defined in the Combination Agreement) of IVI and certain ancillary agreements will be entered into including the Voting and Exchange Trust Agreement and the Support Agreement (such reorganization referred to herein as the "Arrangement");

               WHEREAS, the Exchangeable Shares are exchangeable by the holders thereof for shares of Parent Common Stock on a one-for-one basis at any time, subject to the terms of the Arrangement;

               WHEREAS, the Arrangement shall be effected under Section 192 of the Canada Business Corporations Act (the "CBCA") pursuant to the terms hereof and the Plan of Arrangement;

               WHEREAS, each Shareholder desires that IVI, Parent, Checkmate and Merger Sub enter into the Combination Agreement and each such Shareholder has agreed to enter into this Agreement with Checkmate and Parent as an inducement to Checkmate, Parent and Merger Sub to enter into and execute the Combination Agreement.

               NOW, THEREFORE, in consideration of the execution and delivery by Checkmate, Parent and Merger Sub of the Combination Agreement and the mutual agreements contained herein, and intending to be legally bound, the parties hereby agree as follows:

               Section 1.     Certain Definitions.  The following terms,
                              -------------------
          when used in this Agreement, shall have the following meanings (such definitions to be equally applicable to both singular and plural terms of the terms defined):

               "beneficially own" or "beneficial ownership" with respect to
                ----------------      --------------------
          any securities shall mean having "beneficial ownership" of such securities (as determined pursuant to Rule 13d-3 under the Exchange Act), including pursuant to any agreement, arrangement or understanding, whether or not in writing. Without duplicative counting of the same securities by the same holder, securities beneficially owned by a Person shall include securities beneficially owned by all other Persons with whom such Person would constitute a "group" as described in Section 13(d)(3) of the Exchange Act.

               "Shares" means the Existing Shares, together with any IVI Common Shares acquired of record or beneficially by such Shareholder in any capacity after the date hereof and prior to the termination hereof, whether upon exercise of any Rights; provided, however, that in the event of a stock dividend or
          --------  -------
          distribution, or any change in the IVI Common Shares by reason of any stock dividend, split-up, recapitalization, combination, exchange of shares or the like, the term "Shares" shall be deemed to refer to and include the Shares as well as all such stock dividends and distributions and any shares into which or for which any or all of the Shares may be changed or exchanged.

               Section 2.     Representations and Warranties of
                              ----------------------------------
          Shareholders.     ((1))  Each Shareholder hereby, severally and
          ------------
          not jointly, represents and warrants to Checkmate and Parent as follows:

                    (A) Such Shareholder is the record and beneficial owner of the number of IVI Common Shares as is set forth opposite such Shareholder's name on Schedule I hereto (the "Existing Shares").

                    (B) On the date hereof, the Existing Shares set forth opposite such Shareholder's name on Schedule I hereto constitute all of the outstanding IVI Common Shares owned of record or beneficially by such Shareholder. Such Shareholder does not have record or beneficial ownership of any Shares not set forth on Schedule I hereto.

                    (C) Such Shareholder has sole power of disposition with respect to all of the Existing Shares set forth opposite such Shareholder's name on Schedule I and sole voting power with respect to the matters set forth in
               Section 3 hereof and sole power to demand dissenter's or appraisal rights, in each case with respect to all of the Existing Shares set forth opposite such Shareholder's name on Schedule I, with no restrictions on such rights, subject to applicable federal securities laws and the terms of this Agreement.

               (1) Such Shareholder will have sole power of disposition with respect to Shares other than Existing Shares, if any, which become beneficially owned by such Shareholder and will have sole voting power with respect to the matters set forth in Section 3 hereof and sole power to demand dissenter's or appraisal rights, in each case with respect to all Shares other than Existing Shares, if any, which become beneficially owned by such Shareholder with no restrictions on such rights, subject to applicable federal securities laws and the terms of this Agreement.

               (2) Such Shareholder has the legal capacity, power and authority to enter into and perform all of such Shareholder's obligations under this Agreement. This Agreement has been duly and validly executed and delivered by such Shareholder and constitutes a valid and binding agreement of such Shareholder, enforceable against such Shareholder in accordance with its terms. There is no person whose consent is required for the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby. If such Shareholder is married and such Shareholder's Shares constitute community property, this Agreement has been duly authorized, executed and delivered by, and constitutes a valid and binding agreement of, such Shareholder's spouse, enforceable against such person in accordance with its terms.

               (3)  Except for filings under the HSR Act, if applicable,
          (i) no filing with, and no permit, authorization, consent or approval of, any state or federal public body or authority is necessary for the execution of this Agreement by such Shareholder and the consummation by such Shareholder of the transactions contemplated hereby and (ii) neither the execution and delivery of this Agreement by such Shareholder nor the consummation by such Shareholder of the transactions contemplated hereby nor compliance by such Shareholder with any of the provisions hereof shall (A) conflict with or result in any breach of any applicable trust, partnership agreement, trust agreement, voting agreement, shareholders agreement, voting trust or other agreement or organizational document applicable to such Shareholder, (B) result in a violation or breach of, or constitute (with or without notice or lapse of time or both) a default (or give rise to any third party right of termination, cancellation, material modification or acceleration) under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license, contract, commitment, arrangement, understanding, agreement or other instrument or obligation of any kind to which such Shareholder is a party or by which such Shareholder or any of such Shareholder's properties or assets may be bound or (C) violate any order, writ, injunction, decree, judgment, statute, rule or regulation applicable to such Shareholder or any of such Shareholder's properties or assets.

               (4) Such Shareholder's Shares and the certificates representing such Shares are now and at all times during the term hereof will be held by such Shareholder, or by a nominee or custodian for the benefit of such Shareholder, free and clear of all liens, claims, security interests, proxies, voting trusts or agreements, understandings or arrangements or any other encumbrances whatsoever, except for any such encumbrances or proxies arising hereunder.

               (5) No broker, investment banker, financial adviser or other person is entitled to any broker's, finder's, financial adviser's or other similar fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of such Shareholder in his or her capacity as such.

               (6) Such Shareholder understands and acknowledges that IVI, Parent, Checkmate and Merger Sub are entering into the Combination Agreement in reliance upon such Shareholder's execution and delivery of this Agreement. Such Shareholder acknowledges that the irrevocable proxy set forth in Section 3 is granted in consideration for the execution and delivery of the Combination Agreement by IVI, Parent and Merger Sub.

               Section 3.   Agreement to Vote; Proxy
                            ------------------------

               (a) Each Shareholder hereby, severally and not jointly, agrees that, until the Termination Date (as defined in Section
          9), at any meeting of the shareholders of IVI, called to vote upon the Combination Agreement or the Arrangement, or at any adjournment thereof or in connection with any written consent of the shareholders of IVI for such purpose (the "Shareholders Meeting"), such Shareholder shall vote (or cause to be voted) the Shares held of record or beneficially by such Shareholder (i) in favor of the Arrangement, the execution and delivery by the IVI of the Combination Agreement and the approval of the terms thereof and each of the other actions contemplated by the Combination Agreement and this Agreement and any actions required in furtherance hereof and thereof; and (ii) against any action or agreement that would result in a breach of any covenant, representation or warranty or any other obligation or agreement of IVI under the Combination Agreement or this Agreement. Such Shareholder shall not enter into any agreement or understanding with any person or entity to vote or give instructions in any manner inconsistent with clauses (i) or (ii) of the preceding sentence.

               (b) EACH SHAREHOLDER HEREBY IRREVOCABLY GRANTS TO, AND APPOINTS, CHECKMATE AND ANY DESIGNEE OF CHECKMATE, AND EACH OF THEM INDIVIDUALLY, SUCH SHAREHOLDER'S IRREVOCABLE (UNTIL THE TERMINATION DATE) PROXY AND ATTORNEY-IN-FACT (WITH FULL POWER OF SUBSTITUTION), FOR AND IN THE NAME, PLACE AND STEAD OF SUCH SHAREHOLDER, TO VOTE THE SHARES AS INDICATED IN SECTION 3(a) ABOVE. EACH SHAREHOLDER INTENDS THIS PROXY TO BE IRREVOCABLE (UNTIL THE TERMINATION DATE) AND COUPLED WITH AN INTEREST AND WILL TAKE SUCH FURTHER ACTION AND EXECUTE SUCH OTHER INSTRUMENTS AS MAY BE NECESSARY TO EFFECTUATE THE INTENT OF THIS PROXY AND HEREBY REVOKES ANY PROXY PREVIOUSLY GRANTED BY SUCH SHAREHOLDER WITH RESPECT TO SUCH SHAREHOLDER'S SHARES.

               Section 4.   Certain Covenants of Shareholders.   Except in
                            ---------------------------------
          accordance with the terms of this Agreement, each Shareholder hereby severally covenants and agrees as follows:

                    (a) Prior to the Termination Date, no Shareholder shall, in its capacity as such, directly or indirectly (including through advisors, agents or other intermediaries), solicit (including by way of furnishing information) or respond to any inquiries or the making of any proposal by any person or entity (other than Merger Sub or any affiliate thereof) with respect to IVI that constitutes or could reasonably be expected to lead to an Acquisition Proposal (as defined in Section 10.2 of the Combination Agreement), provided, however, that the foregoing shall not restrict a Shareholder who is also a director of IVI from taking actions in such Shareholder's capacity as a director to the extent and in the circumstances permitted by Section 10.2 of the Combination Agreement. If any Shareholder in its capacity as such receives any such inquiry or proposal, then such Shareholder shall promptly inform IVI of the terms and conditions, if any, of such inquiry or proposal and the identity of the person making it. Each Shareholder, in its capacity as such, will immediately cease and cause to be terminated any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any of the foregoing.

                    (b) Each Shareholder hereby waives any rights of appraisal, or rights to dissent from the Arrangement and the transactions contemplated by the Combination Agreement, that such Shareholder may have.

               Section 5.   Further Assurances.  From time to time, at the
                            ------------------
          other party's request and without further consideration, each party hereto shall execute and deliver such additional documents and take all such further action as may be necessary or desirable to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement.

               Section 6.   Certain Events.  Each Shareholder agrees that
                            --------------
          this Agreement and the obligations hereunder shall attach to such Shareholder's Shares and shall be binding upon any person or entity to which legal or beneficial ownership of such Shares shall pass, whether by operation of law or otherwise, including without limitation such Shareholder's heirs, guardians, administrators or successors or as a result of any divorce.

               Section 7.   Stop Transfer.  Each Shareholder agrees with,
                            -------------
          and covenants to, Checkmate that such Shareholder shall not request that Instant register the transfer (book-entry or otherwise) of any certificate or uncertificated interest representing any of such Shareholder's Shares, unless such transfer is made in compliance with this Agreement.

               Section 8.   Rule 145 Affiliates.  Each Shareholder who is
                            -------------------
          an "affiliate" of IVI for purposes of Rule 145 under the Securities Act of 1933, as amended, hereby agrees to deliver to Instant, on or prior to the Effective Date (as defined in the Combination Agreement) a written agreement, substantially in the form of Exhibit G-2 to the Combination Agreement.

               Section 9.   Termination.  The obligations of the
                            -----------
          Shareholders shall terminate upon the first to occur of (a) the Effective Time and (b) the date the Combination Agreement is terminated in accordance with its terms (the "Termination Date"); provided that the provisions of Sections 2, 3 and 10 and any claim for breach of any representation, warranty, covenant or other agreement under this Agreement shall survive the Effective Time and/or the Termination Date, as applicable.

               Section 10.  Miscellaneous.
                            -------------

                    (a) All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly received if so given) by hand delivery, telegram, telex or telecopy, or by mail (registered or certified mail, postage prepaid, return receipt requested) or by any courier service providing proof of delivery. All communications hereunder shall be delivered to the respective parties at the following addresses:

               If to the Shareholders, to the addresses set forth on
          Schedule I hereto:

               If to Checkmate:    Checkmate Electronics Inc.
                                   1003 Mansell Road
                                   Roswell, Georgia 30076
                                   Attn:     Chief Executive Officer
                                   Telecopier:

               copy to:            Alston & Bird LLP
                                   One Atlantic Center
                                   1201 West Peachtree Street
                                   Atlanta, Georgia 30309-3424
                                   Attn:     Hill Jeffries, Esq.
                                   Telecopier:  (404) 881-7777

          or to such other address as the person to whom notice is given may have previously furnished to the others in writing in the manner set forth above.

                    (b) At any time prior to the Effective Time, any party hereto may, with respect to any other party hereto, (i) extend the time for the performance of any of the obligations or other acts, (ii) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto or (iii) waive compliance with any of the agreements or conditions contained herein. Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the party or parties to be bound thereby.

                    (c) The headings contained in this Agreement are for the convenience of reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

                    (d) If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated by the Combination Agreement is not affected in any manner adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated by the Combination Agreement are fulfilled to the extent possible.

                    (e) This Agreement, including all exhibits, disclosure schedules and schedules hereto, constitutes the entire agreement and supersedes all prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof and except as otherwise expressly provided herein.

                    (f) Except as provided in Section 3(b), neither this Agreement nor any of the rights or obligations hereunder may be assigned by any party (whether by operation of law or otherwise) without the prior written consent of the other parties hereto. Subject to the preceding sentence, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, and no other Person shall have any right, benefit or obligation under this Agreement as a third party beneficiary or otherwise.

                    (g) The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms. It is accordingly agreed that the parties hereto shall be entitled to specific performance of the terms hereof, this being in addition to any other remedy to which they are entitled at law or in equity.

                    (h) No failure or delay on the part of any party hereto in the exercise of any right hereunder shall impair such right or be construed to be a waiver of, or acquiescence in, any breach of any representation, warranty or agreement herein, nor shall any single or partial exercise of any such right preclude other or further exercise thereof or of any other right. All rights and remedies existing under this Agreement are cumulative to, and not exclusive of, any rights or remedies otherwise available.

                    (i) Notwithstanding anything herein to the contrary, no Person executing this Agreement who is, or becomes during the term hereof, a director of IVI makes any agreement or understanding herein in his or her capacity as such director, and the agreements set forth herein shall in no way restrict any director in the exercise of his or her fiduciary duties as a director of IVI. Each Shareholder has executed this Agreement solely in his or her capacity as the record or beneficial holder of such Shareholder's Shares or as the trustee of a trust whose beneficiaries are the beneficial owners of such Shareholder's Shares.

                    (j) Each party agrees to bear its own expenses in connection with the transactions contemplated hereby.

                    (k) This Agreement shall be governed by, and construed in accordance with, the laws of the Province of Ontario, without regard to any principles of conflicts of law that might indicate the applicability of the laws of any jurisdiction other than the Province of Ontario.

                    (l) EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY WAIVES TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THE COMBINATION AGREEMENT AND FOR ANY COUNTERCLAIM THEREIN.

                    (m) This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

               IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.


                                        CHECKMATE ELECTRONICS INC.



                                        By: /s/ J.S. Spence
                                           ---------------------------
                                           Name:
                                           Title:


                                        IVI CHECKMATE CORP.



                                        By: /s/ L. Barry Thomson
                                           ---------------------------
                                           Name: L. Barry Thomson
                                           Title: President & CEO


                                        SHAREHOLDERS:


                                        By: /s/ Gerard Compain
                                           ----------------------------
                                           Name: /s/ Gerard Compain
                                                 Managing Director


                                        By:
                                           ----------------------------
                                           Name:


                                        By:
                                           ----------------------------
                                           Name:

                                      SCHEDULE I

                               SHAREHOLDERS' AGREEMENT

                                 LIST OF SHAREHOLDERS


                    GERARD COMPAIN
                    9, Quai de Dion Bouton
                    92816 Puteaux
                    Cedax, France

                    J. STANFORD SPENCE
                    1003 Mansell Road
                    Roswell, GA
                    U.S.A.  30076

                    DUDLEY MOORE
                    1000 Parwood Circle
                    Suite 1000
                    Atlanta, GA
                    U.S.A.  30330